White Energy Company Limited	Level 11, 213 Miller Street
North Sydney NSW 2060

ABN 62 071 527 083

PO Box 422
North Sydney NSW 2059

Telephone +61 2 9959 0000
Facsimile: + 61 2 9959 0099
www.whiteenergyco.com

6 July 2009

The Directors
Asia Special Situation Acquisition Corp
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

Dear Sirs,

AMENDMENTS TO THE SHARE EXCHANGE AGREEMENT DATED 12 MARCH 2009 (“SEA”)

We refer to our discussions over the last few days regarding amending the Share Exchange Agreement dated 16 March 2009 (SEA) between White Energy Company Limited (“WEC”) and Asia Special Situation Acquisition Corp (“ASSAC”).

We confirm that we have agreed to amend the principal terms of the SEA as follows:

1.
ASSAC will acquire 100% of all of the issued and outstanding WEC common shares as at the date of settlement through a merger or related scheme of arrangement (the “Transaction”).  Each of the issued and outstanding WEC shares shall be valued at a price of US$2.50 per WEC share, and the product of multiplying the issued and outstanding WEC common shares as at the settlement date by US$2.50 shall be the White Energy Market Value - as defined in the SEA.

2.	It is a condition precedent that at settlement, ASSAC shall have minimum Adjusted Funds (as defined in the SEA) of US$100 million and maximum Adjusted Funds of US$140 million.

3.
WEC shareholders will be issued shares in ASSAC such that following settlement of the Transaction, WEC shareholders shall hold a Percentage Interest in ASSAC equal to the White Energy Market Value divided by White Energy Market Value + Adjusted Funds (as defined in the SEA). For the avoidance of doubt we have attached a table illustrating the anticipated relevant equity interests for both WEC and ASSAC shareholders on settlement of the Transaction.

4.	It is a requirement of the Transaction that immediately post settlement ASSAC shall be dual listed on the main board of the NYSE and on the ASX.

5.
Prior to settlement of the Transaction, WEC shall be entitled to issue ordinary shares in WEC without ASSAC’s consent subject to any such issues being on commercial terms (for the avoidance of doubt this shall include WEC’s recent placement of 36.667 million shares and any shares issued under the related Share Purchase Plan).

6.	On settlement of the Transaction, WEC will control both the management and board of directors of ASSAC and all current ASSAC directors will resign from the Board.

7.
On settlement of the Transaction, ASSAC shall change its name to “White Energy Company Inc” or a similar name determined by WEC, if for legal or other reasons “White Energy Company Inc” is not available.

8.
As part of the amended terms of the Transaction, no Performance Shares (as defined in the SEA) will be issued to management.  However, post settlement of the Transaction, the ASSAC board of directors will establish a director, management and staff option plan if they so determine and on terms they regard as appropriate.

9.
The economic benefit attributable to all current WEC option holders pre settlement of the Transaction shall be preserved post settlement of the Transaction (on a basis to be determined – this will most likely be achieved by rolling the current WEC options in ASSAC options on economically similar terms).

10.
It is a requirement of the Transaction that the 5,725,000 insider warrants will be re-purchased by ASSAC immediately after settlement of the Transaction on terms satisfactory to WEC.  For the avoidance of doubt, the terms on which the insider warrants will be re-purchased must be agreed between ASSAC and the warrant holders prior to the WEC scheme meeting occurring.

11.
It is a condition precedent of the Transaction that the total fees to be paid by ASSAC in relation to the Transaction, shall be capped at US$15 million. In this regard, ASSAC must renegotiate some of their existing fee arrangements to comply with this condition prior to the Transaction being put to WEC shareholders for determination. Specifically, any payable or fee to be paid to the Maxim Group will need to be substantially reduced and the fees paid to Canaccord Adams and Roth Capital (in aggregate) shall be limited to the following:

a.	a 6% financing fee on new funds raised in ASSAC (ie. US$6 million assuming US$100 million in funds are raised);

b.	a success fee on successful settlement of the Transaction fixed at US$3 million; and

c.
A total of 1.15 million warrants issued to Canaccord Adams and Roth Captal on the successful settlement of the Transaction which shall be exercisable by the payment of cash equal to a strike price of US$11 per share.

12.
From the WEC perspective, the Transaction will be consummated through a Scheme of Arrangement (in accordance with the Corporations Act 2001) and ASSAC will need to obtain its shareholder approval to the Transaction as envisaged under the SEA.

13.
It is agreed that WEC’s convertible note liability (pursuant to the 10 October 2007 Convertible Note Deed Poll) shall be rolled into ASSAC on an economically equivalent basis on settlement of the Transaction.  The noteholders shall, therefore, have the right to convert their notes into ASSAC shares on an economically equivalent basis.

14.
Under the terms of the Joint Development Agreement signed on 14 May 2009 (JDA), WEC and Peabody Energy Inc (Peabody) have agreed that Peabody shall have the right to purchase a 14.9% equity interest in WEC if and when WEC and Peabody sign definitive agreements as outlined in the JDA.  WEC and ASSAC agree that Peabody’s right to purchase a 14.9% equity interest in WEC as outlined in the JDA shall be transferred into a right to buy an equivalent interest in ASSAC post settlement of the Transaction on the same basis.

15.	All ASSAC shares issued to WEC shareholders shall be registered such that they are readily tradeable on the NYSE and the ASX.

16.	Other terms of the SEA shall be amended as reasonably required in order to give effect to the scheme of arrangement and the Transaction outlined herein.

17.
Pending the execution of definitive and legally binding documents between WEC and ASSAC setting forth the scheme of arrangement and other terms of the Transactions, all of the terms and conditions of the SEA shall continue to remain in full force and effect and each of WEC and ASSAC reserve all of their respective legal rights and remedies thereunder.

Please indicate your confirmation that the contents of this letter accurately reflect our discussions and our resultant agreement on the terms upon which the SEA should be amended, by signing where indicated below. In so doing, it is agreed that we will immediately inform our respective shareholders of the amendments to the Transaction and instruct our respective lawyers to immediately amend the SEA (and to draft any related documents to give effect to the above) accordingly.

Yours faithfully,

WHITE ENERGY COMPANY LIMITED

By: /s/ John McGuigan
          John McGuigan, Chairman

Accepted and agreed this 6th day of July 2009

ASIA SPECIAL SITUATION ACQUISITION CORP.

By: /s/ Gary T. Hirst
         Dr. Gary T. Hirst, President